Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated June 13, 2024, with respect to the statement of assets acquired and liabilities assumed by Flagstar Bank, N.A., a wholly owned subsidiary of New York Community Bancorp, Inc., incorporated herein by reference and to the reference to our firm under the heading “Experts” in the registration statement on Form S-1 of New York Community Bancorp, Inc. and subsidiaries.

/s/ KPMG LLP
New York, New York
August 23, 2024